EXHIBIT 99.3

                          TRANSCRIPT OF CONFERENCE CALL


INCENTRA SOLUTIONS, INC.
THIRD QUARTER AND NINE MONTHS RESULTS
NOVEMBER 23, 2004


OPERATOR:          Good   morning,   and  welcome  to  the  Incentra   Solutions
Incorporated Third Quarter and Nine Months Results conference call. At this time, all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation. It is now my pleasure to introduce your host for today's call, Jill Bertotti of Allen & Caron. Ma'am, you may begin.

JILL BERTOTTI:     Good  morning and thank you for  joining us for the  Incentra
Solutions First Investor conference call. This morning we will be discussing the company's results for third quarter and nine months ended September 30th, 2004.

                Before we start today's call, there are a few items I would like to cover with you. First, in addition to the disseminating through PR newswire this morning today's new release announcing the company's financial results, an email copy of the release was also sent to a large number of conference call participants. If any of you did not receive a copy of the news release, please call our California office at 949-474-4300 after the call and we will email you a copy. Additionally, a replay of the conference call will also be available on the Internet via a link provided at www.incentrasolutions.com.

                Finally, I have been asked to make the following statements. Certain information discussed on this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the company believes that the explications reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurances expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risk. Trends in uncertainties such as the company's inability to accurately forecast its operating results, the company's potential inability to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business. For further on factors that could impact the company and the statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission, including annual reports on Form 10-KSC, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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                On the call today from Incentra Solutions,  we have Tom Sweeney,
Chairman and CEO, Paul McKnight, Chief Financial Officer, Walt Hinton, Chief Technical Officer and Mike Knaisch, President of the company's Front Porch Digital Broadcast and Media Services Division. Management will provide a review of the results, after which they'll be a question and answer period. I'd now like to turn the call over to Tom. Good morning, Tom.

TOM SWEENEY:       Thank you  Jill,  good  morning  to  everyone,  thank you for joining the call. Hopefully we can provide some information to you all that's relevant to the third quarter results for the business. As you've already seen, we are, of course, extremely happy with the growth of the business overall. Revenues in the third quarter on a combined basis reached $5.3 million, which is a new high for the company in relation to $3.3 million last year so the growth has started to occur. We are especially pleased with the integration of the companies that is going along as we had planned. In some respects, it has had to have been accelerated because of the need to deliver some complete solutions, which were ahead of what our expectations were in terms of market release. So we'll talk a little bit about that. And at this point Paul, I'd like to turn the call over to you. If you would go ahead and give an overview of the financial results.

PAUL MCKNIGHT: Sure. Good morning. I'm happy today to present the third quarter results for Incentra Solutions. What I'm going to do first is I'm going to provide the pro forma results; I'll give you some highlights of what happened in the quarter. And we believe that the pro forma results are more appropriate for us to look at and review because it represents the combined result of both companies for all the period that we report.

                But first all, as Tom said, I'd like to report that the revenues for the quarter on a combined basis, pro forma basis, was 5.3 million, which is a 64% increase over the same period last year of 3.3 million. On a year-to-date 9 month basis, we recognized 13.1 million in 2004, which is a 36% increase over the same period last year of 9.7 million. The primary drivers of this revenue were the continued success among our recurring storage service revenue, the continued delivery of our software and professional services to the broadcast industry and 2 key deliveries of complete solutions that we incurred in the quarter for hardware, software and services.

                So now, let me discuss a little bit about our cost structure. I can't quite provide a detailed breakdown at the moment because we're still in process of categorizing properly all of the items with our auditors. However, I would like to share with you the total cost of revenues and SG&A for Incentra. For the quarter, we incurred $8.3 million of total costs as compared to 6.3 million for the same quarter last year. However, I'd like to point out that in the 8.3 million of costs; we incurred 1.4 million of merger related costs. And I'll explain a little bit about what was included in those merge-related costs. They're all one-time costs of legal, audit fees and special charges, and some of which, about 800,000 of that number, were associated with non-cash expenses that we had to recognize. So if we back out the one-time merger costs in the quarter, cost without that impact would have been 6.9 million for the quarter this year compared to 6.3 million for the previous year's quarter. So as you can see, we had a fairly accelerated growth in revenues, with a relatively stable cost structure.

                For the net loss before amounts attributable to common shareholders for the quarter was $3.8 million loss compared to a $4 million loss in the previous quarter on a pro forma basis. Again, if we back up the merger related costs, I would like to explain to you where our EBITDA calculation came out for the quarter. On a pro forma basis, the EBITDA adjusted for depreciation factors, amortization, and removing the merger-related costs were a negative 57,000 compared to 1.7 million dollar EBITDA loss for the same time the previous year; so significant improvement.

                So now I will share with you the results on a GAAP basis for the quarter. And what this will include, the GAAP basis financials will include all of MSI results for all of the periods, but it will only include Front Porch Digital for the post acquisition period after August 18th, 2004. So on a GAAP basis, revenues for the quarter were 4.3 million compared to 2.5 million of the previous year and 8.6 million for the 9 months year-to-date compared to 7.7 million for the 9 months for the previous year. Again, the net loss attributable to common shareholders on a GAAP basis for the quarter was $2.9 million loss compared to a $2.3 million loss the previous year. However, again, if we backed up the merger-related cost of 1.4 million, we will calculate an EBITDA as adjusted on a GAAP basis for the quarter of a positive $113,000 as compared to $857,000 loss for the same quarter last year.

                Now I'd like to point out another important item to talk about with regards to Incentra. I wanted to explain that and make sure everyone understands the amounts of investment that Incentra has for 2 key areas. One is in our software development for both our GridWorks and our Diva software platforms. And I wanted to state that for the quarter, Incentra invested $467,000 for Q3 of 2004, and 1.1 million on a year-to-date basis from 2004 for software development. In addition, another key area of investment is we need to continue to invest in hardware and software in the data storage infrastructure area to ensure that we can deliver the storage service revenues to our customers. The investment for the quarter was 127,000 for data storage infrastructure and 1.7 million on a year-to-date basis for 2004.

TOM SWEENEY:       Okay,  thank you Paul.  Now I'd like to turn the call over to
Mike Knaisch who's the President of the Front Porch Digital Division. Mike, if you would please give an update on the third quarter results.

MIKE KNAISCH: Be happy to. Well as the company has announced on previous occasions, compared to 2003, Front Porch has seen about a 2 to 300% increase in the number and value of deals we've been competing for worldwide in 2004. So we see a strong evidence that the global migration of the broadcast industry to digital workflow continues to gain momentum. Front Porch has established and is leveraging its leadership position in this growing market. Since the beginning of 2004, we've won more than 80% of the bids tendered throughout Europe and Asia, our strongest regions, and we've won a number of major reference accounts throughout North America as well.

                In the third quarter, which represented our 7th consecutive quarter for record levels of revenue and new orders, there were a number of key deals that helped us achieve these results. In Asia, we established new relationships with Discovery, MTV and Nickelodeon, and we now have more than 20 customers throughout the region where we are the clear market share leader. In Europe, we added new installations with Disney Spain, Nickelodeon UK and the expansion of our relationship with the European RTL network among others. Front Porch now has more than 50 customers throughout this region, where we are the market share leader as well.

                Over the past 4 months, we've augmented our sales and sales engineering resources in North America, and this team's quickly gaining traction with new business wins with Peninsula, Thought Equity, and most significantly ComCast, the largest cable provider in the country. The ComCast win was especially notable for several reasons. First, as the largest cable provider in the country, this was a highly competitive bid and our selection validates the progress we're making in North America, establishing the same kind of leadership position we enjoy internationally. ComCast has chosen Front Porch to replace its Legacy archive system from Avalon, the division of EMC, which is one of our key competitors. And we are migrating the entire ComCast content library to our Diva Archive platform. But more importantly, this transaction represents our first customer that has purchased not only Diva Archive and the professional services around it, but a complete integrated storage solution, including servers, disk, and tape libraries. Now this ComCast transaction is a model for new business in the future and it is one example of the synergies we've achieved through our merger with MSI. We're currently gearing up our sales and marketing efforts to make an aggressive push behind this strategy beginning in January of next year, and we're very excited about the prospects as we look forward.

                One last point worth noting, we announced a global exclusive alliance with Telestream, which is the market share leader in transcoding. Now this deal augments the capabilities we continue to enjoy where our own product, BitScream, and more importantly blocks our competition from being able to offer Telestream's flip factory transcoder in competitive archive management solutions. And we see this as a key competitive advantage that will help us win more deals worldwide as transcoding increasingly becomes part of the overall archive management solution.

TOM SWEENEY:       Okay, thank you Mike. This is Tom Sweeney again. I'd now like to talk a little bit about the results on the enterprise and service provider segments of our business.

                The third quarter had one significant transaction in it, which was the provision of a large storage solution for a digital cinema broadcaster here in the United States. That is something that we are very enthusiastic about. Glad to see that that's happening as quickly as it did. In addition, we had a very large renewal for our software for GridWorks for a large managed storage service provider here in the United States where they will continue to use our software to manage approximately 300 terabytes of infrastructure across 11 different data centers.

                In addition, we saw strong gains in both our enterprise and service provider space for recurring revenues, with additional servers being added across the board and increasing storage volumes from all the customers. So that was very positive.

                And lastly, we have seen an increase in the volume of both proposals and funnel work that is going on in proposing both complete solutions, especially around the outsourcing of managed storage infrastructures for data protection. So that has been a positive attribute as well for the quarter.

                At this time, I'd like Walt Hinton to give a brief update. Walt is our Chief Technology Officer. Walt, go ahead.

WALT HINTON:       Thank you very much Tom.  The  business  is very  focused  on delivering complete solutions, and the technology initiatives going forward tie directly to that. Mike had referenced the significant win at ComCast. When we described complete solutions, we mean all of the hardware, all of the software, and professional services to deliver turnkey solutions for archives, for the broadcasters, as well as turnkey solutions for data protection for traditional enterprise as well as service providers.

                There are 4 key elements that we believe make up a complete solution. The ability to provide remote monitoring as well as remote management, the ability to perform professional services around assessments, designs, implementations, as well as all of the procurement, and then ultimately outsourcing of storage operations on behalf of our customers. This includes also all of the hardware and software that are provided and developed by Incentra Solutions or through our partners. And then lastly, the ability to provide financing and capital solutions on behalf of our customers.

                We see the market having some key primary drivers that are helping to create this demand that fuels a very healthy business. The first is that we see storage growth on an annual basis continuing at 50% or greater compound annual growth rate. There are also new technologies, such as serial ATA disk or nearline storage that are also coming in to the market and creating changes to the way people manage their protection solutions as well as digital archives. The result of that creates a more heterogeneous storage environment, which creates more complexity, and therefore a need for a trusted advisor. Additionally, we see both internal and external compliance requirements driving traditional enterprise to up the ante in terms of their storage management capabilities.

                At the same time, we don't see staffing growth continuing at a compound growth rate of 50% or more like the storage growth rate, but rather staffing is expected to grow more about the lines of 10%. So the need for augmentation or efficiency improvements is further heightened. And at the same time, the requirement for operational cost improvements is also increasing.

                So the result for the Incentra Solutions business is to continue to focus our investment in our software solutions, both the Diva Archive solution as well as the GridWorks storage operating system.

                And lastly, we will continue to expand our partnerships, both on a hardware and a software basis to be able to deliver those complete solutions in a heterogeneous environment, and provide the right tools and the right time on behalf of our customers.

TOM SWEENEY:       Okay Walt,  thank you.  I'd like to summarize a few items for you so you have a better feel for where the business is focused and the types of things we need to accomplish as we go forward.

                Number one, complete solutions are the key. We have to continue to put ourselves in a position where we can take a greater percentage of the total spend by our target markets as we go forward. So it's not enough to be the leader in the archive management software space, we want to become a leader from a solutions perspective. And that means that we need to be able to provide all of the hardware, all the software, the professional services, and in some cases, the financing necessary for customers to implement these solutions.

                That is true also in the enterprise space. Those are requirements that are not unique just to broadcasters. So the company will continue to do that. We think we have a very favorable position in terms of how the company's position versus our competitors. Our intellectual property gives us that advantage. It's one that we can exploit today and as we go forward.

                As we move along here now, we will continue to introduce services, both early next year and later next year in terms of expanding the monitoring and management that we can offer, as well as generating additional product solutions on a broadcast space.

                As Mike Knaisch had mentioned, we have increased the sales engineering, sales resource on the broadcast side of the business. We are going to continue to do that as we see our growth accelerate. For the enterprise and service provider segment, we are just beginning the process now of introducing some additional sales and sales management personnel. Those are resources we would expect to add some time in the first quarter, and start to see results from those additional resources as we exit the second quarter and move farther in to the year.

                Finally, the company has determined that there are opportunities for us on a broader scale basis. In the last 9 months, we have found that in order to sell complete solutions or introduce monitoring and management services to customers, we need to be present when the customers are making technology decisions and purchases. That experience has been brought about through our work with both the VARK (sp?) community as well as with professional service companies, and we believe at this time it makes sense for the company to consider the possibility of acquiring a company that already has a presence in the storage business that is selling hardware, software, and services to customers, and that we can add our monitoring and management capabilities to.

                To that extent, we have gone ahead and retained Inverary Partners as an advisor from an acquisition perspective and Wells Fargo has been retained to provide guidance and support around financing solutions, if those were required. There is no guarantee that the company will find an appropriate candidate to acquire, or that the company will be able to reach agreement with any candidate that they think would be a good acquisition for the business, but it's certainly one that we think is worth spending some of our time and money on because we think we can accelerate the company's position and growth characteristics overall.

                In addition, we have retained Allen & Caron as our Investor Relations firm. Obviously their focus is straight-forward. We want to increase the amount of institutional awareness and buying of the company stock. Hopefully, that will result in a strengthening currency as well as in a greater share price, which we think would be appropriate for the value of the company overall.

                And then finally, for all of our shareholders, one of the things that is important is that the company formulate a plan to move up to a major exchange and off the bulletin board. Now this is something that requires the company to meet a number of pre-determined qualifications, both in terms of its size, its institutional shareholdings, its stock buying, as well as its capitalization, those are all items that we're working to understand, but it is certainly our intent as we move forward in to 2005 to position the company to be able to move to a major exchange, which we think in the long run is a good investment in terms of dollars on our part, and will create the type of return that our shareholders expect.

                At this point, I think we've ended the formal presentation, and we are in a position to go ahead and take questions.

OPERATOR:          Thank  you.  The floor is now open for  questions.  If you do have a question, please press star one on your touchtone telephone at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order that they are received. And we do ask that while posing your question, you please pick up your handset to ensure proper sound quality. Once again, to ask a question at this time, please press star one on your touchtone telephone. Please hold the line while we poll for questions. Thank you, our first question today is coming from Wylie Johnson of Highline Advisors. Please go ahead with your question.

WYLIE JOHNSON: Good morning, gentlemen. Could you go into a little more detail about your pipeline? I think Mike had mentioned the Front Porch pipeline was up 200 to 300%. Did I hear that correctly? And maybe going in more detail about where that business is actually coming from relative to your direct focus and your indirect focus.

TOM SWEENEY:       Right.  Mike,  would you please go ahead and  answer  Wylie's question.

MIKE KNAISCH: Certainly. Well, for starters, we have weekly sales funnel calls during which we review the 30-60-90 day opportunities, and we also track outward on a 6 month basis. And, you are correct, as we look in the aggregate comparing our sales funnel experience this year compared to 2003, there has been a two to 300% increase in the market. In terms of where those deals are coming from, direct versus indirect, the vast majority of our business, probably close to 85%, is coming through indirect channels. And the partner network that we have is very broad, representing the key players in the value chain of delivery of digital broadcast solutions. So they would include large storage hardware providers, storage tech being the most notable among them. We have more than 40 installations worldwide operating on a storage tech platform. We also work with large systems integrators, like AF Associates and Thompson. Those 2 channels represent the majority of the indirect business that we have. But we also have a variety of regional distributors who could be simply borrowers, as Tom has described, or business coming through asset management or automation vendors and other related businesses in the digital supply chain.

WYLIE JOHNSON:     Well it's Wylie here, just assuming your closure rates remain the same, I guess the business is likely to pick up, is there any bottleneck in delivering on this pipeline?

MIKE KNAISCH: Well, certainly scaling the business to meet the increasing demand is a key consideration for us, and we have continued to invest in those delivery resources. But we have also found that partners are an effective delivery channel for us, and we have several integrators that have been fully trained on the delivery of Diva Archive, and that's an activity that we expect to continue.

TOM SWEENEY:       Yeah, and I think I'm going to add one item here, this is Tom
Sweeney. One of the key aspects of delivering greater volumes of archive solutions, whether it's for the archive software itself or whether it's for a broader more complete solution, is that we need to make sure that we're making progress in minimizing the amount of customization that's required for these individual broadcasters. The company has made great progress in that respect from the standpoint that now less than 50% of the archives that are being purchased require any form of significant customization. So the company's ability to be integrated across the very broad spectrum of workflow engines as well as the ability to control a very wide set of storage infrastructures is very well developed now. So I don't think we're going to encounter any near-term issues from a scaling perspective.

WYLIE JOHNSON: Okay, I have a follow up here, if that's okay, relating to the ComCast business. And I guess I was, didn't quite hear that. Was that a total solution that you had sold to ComCast? And is that in the U.S.? And is there, I guess that's my question relating to ComCast.

MIKE KNAISCH: Yes, ComCast is a complete integrated solution including hardware, professional services, as well as all of the server infrastructure required to operating Diva Archive, the disk and tape libraries. And it is located in the U.S.; it's actually based in their operations center, which is south of Denver. And that installation is nearly complete, over the next 3 months we'll be migrating their library from the Avalon system over to Diva Archive. In fact, ComCast has just this month delivered an additional order for increased capacity.

TOM SWEENEY:       Thank you, Mike.

OPERATOR:          Thank you.  The next  question  today is coming from  Michael
Shonstrom of Shonstrom Research. Please go ahead with your question.

MICHAEL SHONSTROM: Yeah, my question had to do with the industry. I mean if, I looked at a couple of different resellers out there. Up until the last quarter, they've had difficulty growing their top line, profitability is hard to come by, many operate at small losses, the pressure on pricing on equipment continues to be problematic. More and more equipment offerings are coming out that reduce the cost of storing data. I mean the cost per bit of storage just continues to go down, down, down, and I think IBM just announced a new array of disk products that, you know, lowers that bar yet once again fairly significantly according to them. And so could you talk a little bit about what's your business model in terms of your, you know, gross profit margins, what your operating costs are going to be, SG&A and so on, where do you think that's going to be, and what advantage you may have in being able to price? Does your stock, a proprietary software offer this?

TOM SWEENEY:       Okay. So,  Michael,  thank you for being on the call, this is
Tom Sweeney. Let me give you a couple of comments and then I'll provide some color around it.

                I can't, today, give you the breakdown on the gross margins or PNL, those items, simply because the auditors need to finish their work. That'll be filed shortly and then we can of course go in some more detail. But let me give you some answers from a historical perspective and where we would expect to take advantage going forward.

                From a historical standpoint, software when we sell it, like Diva Archive or if we sell software like GridWorks, those generally come with very high gross margins associated with them, both for the upfront license fees as well as for the maintenance or recurring fees associated with supporting them. That particularly capability is one that provides an advantage when trying to create a complete solution.

                The pricing pressures that you mentioned in the marketplace aren't real. I don't think there are many VARs or storage solutions providers out there that are not feeling very pressured in terms of being able to deliver product, and frankly with very thin margins. But when we talk about providing a complete solution, and not just hardware or software, but also being able to deliver remote monitoring and management, those are the types of services that also have very high gross margins associated with them because all of the remote monitoring and management that we do is highly automated. Today we manage some 6,000 hardware elements around the world from our (inaudible) here in Colorado which has 12 people in it.

                So, as we go forward, where we see the synergy and the value of the businesses being able to participate across a broad spectrum of services, that includes, in some cases, the need to supply hardware to customers, and we may not be able to extract any greater premium than any other company in terms of selling that product. But we do know that we will have greater returns by introducing our professional and managed services than providing a complete solution as we go forward.

                So there are VARs out there in the world today, many of them lack the ability to do complete solutions. And very significantly, most of them lack recurring services, which is a key part for profitability as you go forward.

MICHAEL SHONSTROM: The recurring service feature, the, you know, the managed storage doesn't seem as though it's overly unique in that other companies can get in to that. What sort of advantage do you have at this point to sort or protect that space?

TOM SWEENEY:       Right. So the managed services business is one that's defined by the software platform that you operator from. So GridWorks, our internal software, is a large scale storage resource management platform. If you were going to be in the storage management business, you would not only require a software platform like that, but you would also then need to have all of the people, the processes, and the maturity to be able to manage the environments for your customers. So as a competitive barrier, there are no other companies that have GridWorks number one, there are certainly other companies that can provide storage management services. But generally, those companies look like the very largest systems integrators around the world. So companies like IBM or CSC or CA or Corel; those are all companies that when they offer to manage infrastructures, they generally are making offers to manage all of the data center and all of the operations, as well as potentially taking over all of the development and applications availability. And so our offering, which is focused much more around the data protection area, an area that is most susceptible to outsourcing, is one where we have a specialization, and we do not find ourselves competing with the large systems integrators.

MICHAEL SHONSTROM: Interesting, yeah. Yeah, that's where I thought your competition would come from, but apparently it's not specifically in that area. And one final question, I just, if, you've got, I guess, a revenue recognition issue with your business in installation type operations. Could you just, do you have any feel for what that will be, whether you're recognizing all the revenue up front, or over some sort of period of time, and what does that do to your reported results versus your cash business?

TOM SWEENEY:       Right.  So let me  give  you a  general  answer,  this is Tom again. So the revenue recognition policies that the company follows are made up of a number of different characteristics. Software, if it is sold as a single license, you generally recognize that software license upfront and maintenance, of course, you would recognize over the life of the contract.


                For our recurring service customers, we recognize revenues as they are in further build, on to the customers on a monthly basis. And in the case where we are doing larger projects or complete solutions, like we did with ComCast, there are a series of recognitions that take place, both at the time that hardware is delivered and accepted, the time that software is delivered and accepted, and in some cases, over a progress period for professional services if development was required or integration. So we have to maintain, unfortunately, more than one solution from a revenue recognition standpoint. What it means for us, though, from a cash flow perspective, it's a little bit harder to answer that because the contracts have different formulas in them. We certainly have contracts where customers are required to pay a significant sum of the contract upfront, and then we incur expenses as we move along. There are other cases where there's progress payments or payments that are made at the completion of the project. So generally, we have to match them up, but we have more than one method we have to follow.

MICHAEL SHONSTROM: Great, okay. I guess that was a silly question any way. But thanks.

TOM SWEENEY:       You're welcome.

OPERATOR:          Once again, if you do have a question,  please press the star key followed by the number one on your touchtone telephone. We have a follow up question coming from Wylie Johnson of Highline Advisors. Please go ahead with your question.

WYLIE JOHNSON: Tom, can you talk about the business going forward? I mean you've showed some nice sequential increase. Do you expect the business to grow in to the December quarter? And then subsequently into March and maybe even further out? And if so, what does that do to your bottom line; I mean you're basically break-even? Can you give any; I guess forward-looking guidance relating to profitability? And also, what's the cash on the balance sheet?

TOM SWEENEY:       Right. So Wylie, let me try and answer the question as best I can. So number one, we can't give forward-looking guidance today for a couple of reasons. One, we need to finish the work that we're doing with our outside auditors and accountants. But more importantly, the fourth quarter, the December quarter, is one which, you know, is susceptible to the impact of holidays on our deliveries for projects or for implementation. So, it's a little bit difficult to give guidance right now. We are working aggressively to develop and analyst following which can then be used to provide some external views about the company's expectations as we go forward. We certainly think there's opportunity to continue to grow the business at a rapid pace. Certainly when we look at our views towards next year, towards 2005, you know, we would be significantly disappointed if we didn't continue growth. So, that is certainly the plan.

                As we prepare to release the integrated results for the company, we will go ahead and make it possible for people to understand where the company needs to be operating at from a revenue perspective for it to be either income positive or to be positive on an EBITDA basis. But I can tell you that the EBITDA performance for the company ought to be positive from that respect is probably down in about the 4.5 million range. So it's actually quite a bit lower than where we were for the third quarter. And that has a lot to do with the one-time results of the third quarter in delivering some larger infrastructures that frankly don't generally necessarily significant profits on their own.

WYLIE JOHNSON:     Okay.

TOM SWEENEY:       Are there any other questions?

OPERATOR:          No sir,  there are no further  questions at this time. Do you have any closing comments?

TOM SWEENEY:       Yes.  I'd just like to conclude by saying  number one,  thank you for joining the call, taking the time out of your holiday week. We're certainly appreciative of your time. I'm sorry that we couldn't arrange to do it last week but trying to get through all the financial results and the completion from an accounting perspective has been quite a bit of work, as you could imagine. We will be back again in the first quarter to review the fourth quarter results and I'll provide updates or make ourselves available as people would like. Thank you.

OPERATOR:          Thank you for your  participation.  That does  conclude  this morning's teleconference. You may disconnect your lines at this time and have a great day. Thank you.